Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 in connection with the issuance of 175,000,000 shares of Common Stock, par value $0.01 per share, pertaining to the plans of The Bank of New York Mellon Corporation listed on the cover page of the Registration Statement on Form S-8 and to the incorporation by reference therein of our report dated February 21, 2007, with respect to the consolidated financial statements of The Bank of New York Company, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006, our report dated February 21, 2007 with respect to The Bank of New York Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Bank of New York Company, Inc. as of December 31, 2006 included in its Annual Report (Form 10-K) for the year ended December 31, 2006, our report dated June 22, 2007, with respect to financial statements and schedule of the Retirement Savings Plan of BNY Securities Group of The Bank of New York Company, Inc. incorporated by reference in its Annual Report (Form 11-K) for the year ended December 31, 2006 and our report dated June 22, 2007, with respect to financial statements and schedule of the Employee Savings & Investment Plan of The Bank of New York Company, Inc. incorporated by reference in its Annual Report (Form 11-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
New York, NY
June 29, 2007